                                                                    EXHIBIT 12


                               ArvinMeritor, Inc.
                    Computation of Earnings to Fixed Charges
                      Three Months Ended December 31, 2003



Earnings Available for Fixed Charges:

     Pre-tax income from continuing operations                    $    32

Adjustments:
     Equity in earnings (losses) of affiliates plus
     dividends from affiliates                                          -
                                                                  -------
                                                                       32
Add fixed charges included in earnings:
     Interest expense                                                  26
     Interest element of rentals                                        3
                                                                  -------
       Total                                                           29
                                                                  -------

     Total earnings available for fixed charges:                  $    61
                                                                  -------

Fixed Charges:
     Fixed charges included in earnings                           $    29
     Capitalized interest                                               -
                                                                  -------
     Total fixed charges                                          $    29
                                                                  -------

     Ratio of Earnings to Fixed Charges (1)                          2.10
                                                                  =======



1 = "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.